Exhibit 99.3

Avatar Announces Near Perfect Customer Satisfaction Survey Results

DALLAS,  Aug. 18  /PRNewswire-FirstCall/  -- Avatar Systems,  Inc. (OTC Bulletin
Board: AVSY), the petroleum industry's leading provider of integrated software solutions, today announced its 2004 Customer Satisfaction Survey results, which remain high for both Avatar software products and customer support.

On a scale of 1 to 5, 5 being "excellent", the Avatar400(TM) and RAPID(TM) products received an average 4.3 rating, and support for the products got a 4.7. The Petroware 2000(TM) solution was rated 4.2, with support for the product receiving a 4.6. The near perfect ratings are consistent with survey results every year going back to 2001, when Avatar began conducting customer surveys.

"We realize that a vendor retains and grows its customer base with outstanding products and support," said Chuck Shreve, President of Avatar Systems. "Avatar is therefore highly committed to research and development to provide innovative, cost-effective, easy-to-use products that work. Our technology solutions are specifically designed for the oil and gas business and supported by people who are oil and gas experts. Not only does our support staff understand the Avatar software and nuances of the petroleum industry, but we strive to treat each customer as if they are the only one we have. As a result, customers view Avatar as an extension of their own companies."

"Accessibility is key to customer support," Shreve continued. Avatar's call management system ensures that no customer is forgotten, with most calls returned within 30 minutes and all calls returned by the end of business day. "We're interested in building more than just a business alliance," said Shreve. "We believe in a hands-on approach that builds personal relationships while addressing the unique needs of every customer."

Because Avatar puts this philosophy into action, customer retention rate is high, many companies having been with Avatar for over 20 years. More than 50% of Avatar's business comes from referrals. According to Shreve, "Avatar's customer-centric business strategy continues to grow our customer base and is at the core of our ongoing success."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 50 customers utilizing the Company's Avatar400(TM) IBM AS400 product, and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.